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                                                                    EXHIBIT 23.1

                      Consent of Independent Accountants

     We consent to the incorporation by reference of our report dated September 21, 1999, except for Note 17, as to which the date is October 25, 1999, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K of Blue Rhino Corporation for the year ended July 31, 1999, and in the following:

     .    Form S-8 (No. 333-80909) pertaining to the Company's Amended and
     Restated Stock Option Plan for Non-Employee Directors.

     .    Form S-8 (No. 333-80907) pertaining to the Company's 1994 Stock
     Incentive Plan.

     .    Form S-8 (No. 333-80911) pertaining to the Company's 1998 Stock
     Incentive Plan.


                                          /s/ Ernst & Young LLP
                                          -------------------------
Winston-Salem, North Carolina
October 28, 1999